For further information: Michele Lopiccolo, VP, Investor Relations Phone 504/576-4879, Fax 504/576-2897 mlopicc@entergy.com

INVESTOR NEWS

Exhibit 99.2

October 30, 2009

ENTERGY ISSUES FORWARD LOOKING FINANCIAL UPDATE AND
ANNOUNCES $750 MILLION SHARE REPURCHASE PROGRAM AUTHORIZATION

NEW ORLEANS - Entergy Corporation today issued 2010 earnings guidance assuming a business as usual operation for the full year, as well as post-spin financial outlooks for Entergy and Enexus Energy Corporation. In addition, Entergy outlined its preliminary three-year capital expenditure plan for the period 2010 through 2012.

"We continue to take the actions necessary to complete the planned non-utility nuclear spin-off," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "With line of sight on ultimate resolution in 2010, the Entergy Board of Directors has granted authority for an additional $750 million share repurchase program, following completion of an initial $500 million authorization in third quarter 2009. While it is expected the additional share repurchases under the new authorization will occur following spin-off completion in the near-term, consistent with the $500 million authorization, the incremental $750 million of share repurchase capacity is supported by the underlying business operations whether or not the spin-off transaction is completed."

Members of Entergy's management will attend the 44th Edison Electric Institute (EEI) Financial Conference and participate in meetings on November 1-3, 2009, at which time the information included in this release and the accompanying handout material will be used. This release and the handout material can also be accessed via Entergy's Web site at www.entergy.com.

Earnings Guidance

Entergy is initiating 2010 earnings guidance in the range of $6.40 to $7.20 per share on an operational basis, assuming a business as usual operation for the full year. As-reported earnings per share guidance ranges from $6.15 to $6.95 and reflects $(0.25) per share of projected dis-synergies associated with the spin-off of Entergy's non-utility nuclear business and plans to enter into a nuclear services joint venture. Guidance for 2010 does not incorporate a special item for expenses, which were incurred beginning in 2008 and are expected to continue in 2010, anticipated in connection with outside services provided to pursue the spin-off. The level of these charges in 2010 will vary depending upon resolution of the spin-off. Year-over-year changes are shown as point estimates and are applied to projected 2009 earnings guidance midpoints to compute the 2010 guidance midpoint. Drivers for the 2010 operational guidance range are listed separately. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the calculated guidance midpoints to produce Entergy's guidance ranges for as-reported and operational earnings. Beginning in 2010, Entergy will combine the Non-Nuclear Wholesale Assets results with Utility, Parent & Other for earnings release purposes. The segments in 2010 guidance have been adjusted to align with the revised presentation format. 2010 earnings guidance is detailed in Table 1 below.

Table 1: 2010 Earnings Per Share Guidance - As-Reported and Operational
Business as Usual Basis (Per share in U.S. $)
Segment	Description of Drivers	2009 Guidance Midpoint	Expected Change	2010 Guidance Midpoint	2010 Guidance Range

Utility, Parent, & Other (includes Non-Nuclear Wholesale Assets)	2009 Operational Earnings per Share	3.05
	Increased net revenue due to sales growth and rate actions		0.65
	Increased non-fuel operation and maintenance expense		(0.05)
	Increased depreciation expense		(0.08)
	Decreased other income		(0.15)
	Increased interest expense		(0.05)
	Non-nuclear wholesale assets contribution		0.10
	Accretion / other		0.08
	Subtotal	3.05	0.50	3.55

Entergy Nuclear	2009 Operational Earnings per Share	3.45
	Decreased net revenue due to lower pricing and volume		(0.15)
	Increased non-fuel operation and maintenance expense		(0.20)
	Increased depreciation expense		(0.05)
	Increased other income		0.20
	Accretion / other		0.00
	Subtotal	3.45	(0.20)	3.25

Consolidated Operational	2010 Operational Earnings per Share	6.50	0.30	6.80	6.40 - 7.20

Consolidated As-Reported	2009 As-Reported Earnings per Share	6.30
	Changes detailed above		0.30
	2010 Entergy Nuclear spin-off dis-synergies		(0.25)
	2009 Entergy Nuclear spin-off dis-synergies		0.14
	2009 Non-utility nuclear spin-off expenses for outside services at Utility, Parent & Other		0.06
	2010 As-Reported Earnings per Share Guidance Range	6.30	0.25	6.55	6.15 - 6.95

Key assumptions supporting 2010 earnings guidance are as follows:

Utility, Parent & Other

  Normal weather
  Retail sales growth of around 4.5% on a weather adjusted basis; around 3% on a normalized basis excluding the effects of industrial expansion
  Increased revenue associated with rate actions, including storm securitization which is offset by increased interest expense as noted below
  Increased non-fuel operation and maintenance expense resulting from compensation and benefits expense and increased refueling outage amortization, largely offset by lower customer write-offs and the absence of 2009 storm related items
  Increased depreciation associated with capital spending at the Utility
  Decreased other income due to lower carrying charges and the absence of the 2009 gain on sale of land at the Utility
  Increased interest expense associated with increased debt outstanding at the Utility, including storm securitization, partially offset by lower debt outstanding at the Parent
  Break-even operations targeted for the Non-Nuclear Wholesale Assets business
  Accretion / other is primarily driven by the effect of share repurchases in both 2009 and 2010

Entergy Nuclear

  40 TWh of total output, reflecting an approximate 92 percent capacity factor, including 30 day refueling outages at Indian Point 2 and Vermont Yankee in Spring 2010 and FitzPatrick and Palisades in Fall 2010
  88 percent of energy sold under existing contracts; 12 percent sold into the spot market
  $57/MWh average energy contract price; $56/MWh average unsold energy price based on published market prices at the end of September 2009
  Palisades PPA revenue amortization of $46 million in 2010, down from $53 million in 2009
  Non-fuel operation and maintenance expense, including refueling outage expense and purchased power, around $25/MWh resulting from increased compensation and benefits expense, higher NRC fees and increased refueling outage amortization
  Increased depreciation associated with capital spending
  Increased other income due primarily to the absence of 2009 decommissioning trust other than temporary impairments; earnings guidance does not incorporate assumptions for other than temporary impairments as financial market outcomes are outside of Entergy Nuclear's control and difficult to predict
  Offsetting effects of accretion / other are primarily driven by the effect of share repurchases in both 2009 and 2010, largely offset by a higher effective tax rate in 2010

Share Repurchase Program

  2010 average fully diluted shares outstanding of approximately 187 million (including effects of share repurchases in both 2009 and 2010)

Effective Income Tax Rate

  2010 assumes an overall effective income tax rate of 36 percent

Earnings guidance for 2010 should be considered in association with earnings sensitivities as shown in Table 2. These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers. Traditionally, the most significant variables for earnings drivers are utility sales for Utility, Parent & Other and energy prices for Entergy Nuclear. The broader earnings guidance range for 2010 also takes into consideration the following:

  A number of regulatory initiatives (rate actions) underway across the Utility jurisdictions
  Timing flexibility for executing the share repurchase program across the year (guidance assumes execution on a ratable basis)
  Potential outcomes for projected pension plan discount rate (guidance assumes 6.75%)

Estimated annual impacts shown in Table 2 are intended to be indicative rather than precise guidance.
Table 2: 2010 Earnings Sensitivities
(Per share in U.S. $)
Variable	2010 Guidance Assumption	Description of Change	Estimated Annual Impact (a)
Utility, Parent & Other
Sales growth Residential Commercial / Governmental Industrial	Around 4.5% total sales growth on a weather adjusted basis	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.34
Entergy Nuclear
Capacity factor	92% capacity factor	1% change in capacity factor	- / + 0.07
Energy price	12% energy unsold at $56/MWh in 2010	$10/MWh change for unsold energy	- / + 0.15
Non-fuel operation and maintenance expense	$25/MWh non-fuel operation and maintenance expense/purchased power	$1/MWh change	+ / - 0.13
Outage (lost revenue only)	92% capacity factor, including refueling outages for four northeast units	1,000 MW plant for 10 days at average portfolio energy price of $57/MWh for sold and $56/MWh for unsold volumes in 2010	- 0.04 / n/a

(a) Based on 2009 projected average fully diluted shares outstanding of approximately 195 million.

2010 Illustrative Post-Spin Financial Outlook

An illustrative 2010 post-spin financial outlook for Entergy and Enexus is summarized in Table 3 below. While the final spin date is not yet known with certainty, for simplicity the 2010 outlook assumes a January 1, 2010 effective date.

The illustrative view begins with 2010 Operational Earnings per Share Guidance on a business as usual basis. Post-spin results are derived in two stages, i.e., (1) separate and (2) recapitalize.

The separation stage includes adjustments to:

  Eliminate the effect of the business as usual 2010 share repurchase program
  Incorporate the effect of certain adjustments to properly reflect the starting point for stand-alone operations
  Incorporate the effect of spin-off dis-synergies in ongoing operational results
  Incorporate the effect of the EquaGen joint venture arrangement

The recapitalization stage includes adjustments to:

  Incorporate the effect of Enexus net financing activity
  Incorporate the effect of Entergy recapitalization - debt reduction and execution of share repurchase and exchange programs
Table 3: 2010 Illustrative Post-Spin Financial Outlook Effective January 1, 2010
(Per share in U.S. $)	Entergy	Enexus	Combined Midpoint

2010 Operational Earnings Guidance - Business As Usual	3.35 - 3.75	3.05 - 3.45	6.80
Separation stage (midpoint)	(0.10)	(0.30)	(0.40)
Recapitalization stage (midpoint)	0.60	(1.20)	(0.60)
2010 Operational Earnings Post-Spin Financial Outlook	3.85 - 4.25	1.55 - 1.95	5.80
Incremental effect for full year of share repurchase / exchange programs	0.55	0.05	0.60
2010 Adjusted Operational Earnings Post-Spin Financial Outlook	4.40 - 4.80	1.60 - 2.00	6.40

2010 As-Reported Earnings Post-Spin Financial Outlook will also include a special item for expenses, which were incurred beginning in 2008 and are expected to continue in 2010, anticipated in connection with outside services to conclude the spin-off. A determination has not yet been made as to how these costs will be allocated in the separation, and the level of charges will vary depending on the actual spin-off timing.

(in U.S. $; billions)
2010 Adjusted EBITDA Post-Spin Financial Outlook	N/A	1.075 - 1.175	1.125

Key assumptions supporting the 2010 illustrative post-spin financial outlook are as follows:

  Spin-off dis-synergies are assumed for both Entergy and Enexus
  EquaGen adjustment reflects the non-controlling interest in the earnings of EquaGen attributable to Entergy's 50% joint venture ownership share
  Enexus net financing assumes $3.5 billion in long-term unsecured bonds and $0.5 billion in other debt securities at an assumed rate of 9.0%; proceeds from the $500 million other debt securities (to be used to provide cash collateral as credit support) are invested at an assumed average interest rate of 2.5%
  Entergy debt reduction assumes a debt exchange of $2.0 billion at a 2% average interest rate
  Entergy share repurchase and exchange programs assume an equivalent amount of $2.5 billion of Entergy shares are retired, with approximately $1.5 billion through share repurchases and the balance through the exchange process
  Share repurchases: $0.5 billion were completed in third quarter 2009; the balance is expected to be completed in 2010 post spin-off, of which $0.75 billion has been authorized by the Entergy Board of Directors with the remaining amount expected to be authorized at the time of the spin-off
  Exchange program: 19.9% of Enexus shares outstanding are expected to be exchanged for an equivalent amount of Entergy shares during the exchange window of up to 18 months from spin-off
  Enexus assumes up to $250 million in share repurchases for 2010, subject to authorization from its Board of Directors

Combined earnings post-spin are projected to be accretive beginning in 2013. The post-spin opportunities could unlock as much as $2 billion of investment capacity, with the amount expected to increase over time widening the post-spin accretive effect. Figure 1 below illustrates these opportunities.
Figure 1: 2014 Post-spin Accretive Earnings Opportunities

Post-spin Long-term Financial Aspirations

The companies continue to aspire to deliver superior value to owners as measured by total shareholder return. The companies believe top-quartile total shareholder returns are achieved by growing earnings, delivering returns at or above the risk-adjusted cost of capital, maintaining credit quality and flexibility, and deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends or debt retirements. Financial aspirations for the period 2009 through 2014 include the following:

Growing earnings:

  Entergy: Double digit compound annual earnings per share growth over the 2009-2014 horizon.
  Enexus: Earnings growth achieved by realizing $2.0 billion of Adjusted EBITDA in 2014 and / or through share repurchases. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization and interest and dividend income, excluding decommissioning expense and other than temporary impairment losses on decommissioning trust fund assets. The Adjusted EBITDA aspiration is expected to be achieved from power price increases on open positions and / or deployment of capital resulting in additional EBITDA potential. In addition, Enexus anticipates periodic return of capital in the form of share repurchases, with current estimated Adjusted EBITDA levels supporting such distributions.

Capital deployment:

  Entergy: A balanced capital investment / return program. As outlined in the Preliminary 2010-2012 Capital Expenditures discussion below, Entergy sees continued productive investment opportunity at the Utility in the coming years. Entergy aspires to fund this capital program without issuing equity, while maintaining a competitive capital return program. Given the financial profile of its vertically integrated utility operation, dividends are expected to be the primary form of return of capital, with the aspiration to retain its current dividend level (even after the spin-off of a substantial business) while balancing future growth thereon with competing investment opportunities.
  Enexus: A balanced capital investment / return program. Enexus expects to generate ongoing free cash flow that can be used for debt repayment, investment and / or distributions through share repurchases. Given the financial profile of its merchant nuclear operation, share repurchases are expected to be the primary form of return of capital.

Credit quality and flexibility to manage risk and act on opportunities:

  Entergy: investment grade credit
  Enexus: BB / Ba range credit

2014 aspirations can be considered in association with financial sensitivities as shown in Table 4. These sensitivities illustrate the estimated change in aspiration resulting from changes in aspiration drivers. Estimated impacts shown in Table 4 are intended to be illustrative.
Table 4: 2014 Financial Sensitivities
Aspiration	2014 Aspiration Assumption	Drivers	Estimated Annual Impact
Entergy			(Per share in U.S. $) (b)

Earnings growth	Double digit earnings per share compound annual growth rate (2009-2014); ~45% from post-spin share repurchase / split-off exchange program, ~55% from Utility growth

1% retail sales growth
$100 million/year investment in service
1% change in allowed ROE
1% change in non-fuel operation and maintenance expense
$100 million change in debt
$500 million share repurchase post-spin

- / + 0.13 - / + 0.03 - / + 0.45 + / - 0.07 + / - 0.02 + 0.20 - 0.25
Enexus			(Adjusted EBITDA in U.S. $; millions)

Adjusted EBITDA	$2 billion	+0 - 1,500 Btu/KWh heat rate expansion +$0 - 30/ton CO2 +$0 - 4/kW-mo. capacity price - / + $0 - 2/MMBtu change in gas price	Up to 350 Up to 500 Up to 200 Down / Up to 600
	Investments Share repurchases		EBITDA uplift potential Per share metric benefits
(b) Based on estimated 2010 average fully diluted shares outstanding of approximately 187 million for Entergy.

Planned Capital Expenditures - Preliminary

The preliminary capital plan from 2010 through 2012 anticipates $7.1 billion for investment, including $2.7 billion of maintenance capital, as shown in Figure 2. The remaining $4.4 billion is for specific investments (as well as other initiatives) such as:

  Utility: the Utility's portfolio transformation strategy including the Acadia Unit 2 purchase, the steam generator replacement at Entergy Louisiana's Waterford 3 nuclear unit, an approximate 178 MW uprate project at Grand Gulf, environmental compliance spending (i.e., spending for the installation of scrubbers and low NOx burners at Entergy Arkansas' White Bluff coal plant), transmission upgrades and spending to comply with revised NERC Transmission Planning rules and NRC security requirements.
  Entergy Nuclear: dry cask storage, nuclear license renewal efforts, component replacement across the fleet, NYPA value sharing, the Indian Point Independent Safety Evaluation and spending to comply with revised NRC security requirements.

The $0.7 billion increase in the preliminary three-year Utility capital plan above the prior 2009 through 2011 projections reflects the productive investment opportunities seen in generation and transmission projects. Entergy will provide 2010 through 2012 details on planned capital expenditures in its fourth quarter earnings release and the 2009 Form 10-K. Included below are preliminary estimates of projected capital expenditures by business segments and the major categories of investing capital included in these expenditures.

Figure 2: 2010-2012 Preliminary Capital Expenditure Plan

Entergy Corporation's common stock is listed on the New York and Chicago exchanges under the symbol "ETR".

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

**********************************************************************************************************************

In this news release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy's Form 10-K for the year ended December 31, 2008, (ii) Entergy's Form 10-Q for the quarters ended March 31 and June 30, 2009, and (iii) Entergy's other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and the January 2009 Arkansas ice storm and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.